Exhibit 24.1

POWER OF ATTORNEY

Each person whose individual signature appears below hereby authorizes and appoints Sean A. McCarthy, D. Phil. and Debanjan Ray and each of them, with full power of substitution and resubstitution, as his or her true and lawful attorney-in-fact and agent to act in his or her name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Annual Report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorney-in-fact and agents or his substitute or substitutes may lawfully do or cause to be done by virtue thereof. Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

/s/ Sean A. McCarthy Sean A. McCarthy, D.Phil.	President, Chief Executive Officer and Director (Principal Executive Officer)	March 7, 2018

/s/ Debanjan Ray Debanjan Ray	Chief Financial Officer (Principal Financial and Accounting Officer)	March 7, 2018

/s/ Hoyoung Huh, M.D., Ph.D. Hoyoung Huh, M.D., Ph.D.	Chairman of the Board	March 7, 2018

/s/ Charles S. Fuchs, M.D., M.P.H. Charles S. Fuchs, M.D., M.P.H.	Director	March 7, 2018

/s/ Frederick W. Gluck Frederick W. Gluck	Director	March 7, 2018

/s/ Marion McCourt Marion McCourt	Director	March 7, 2018

/s/ John A. Scarlett, M.D. John A. Scarlett, M.D.	Director	March 7, 2018

/s/ Matthew P. Young Matthew P. Young	Director	March 7, 2018